201 4 Interim Repor t 中期報告 2014 Interim Report 中期報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 28 Directors and Senior Management 40 Other Information 51 Report on Review of Interim Financial Information 53 Interim Financial Information 76 Definitions 81 Glossary Contents

2 Wynn Macau, Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. Stephen A. Wynn (Chairman of the Board) Mr. Gamal Aziz Ms. Linda Chen Mr. Ian Michael Coughlan Non-Executive Director Mr. Matthew O. Maddox Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Vice-chairman of the Board) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith AUDIT COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Matthew O. Maddox Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCIS, FCS AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCIS, FCS (Mrs. Seng Sze Ka Mee, Natalia as alternate) AUDITORS Ernst & Young Certified Public Accountants LEGAL ADVISORS As to Hong Kong and U.S. laws: Skadden, Arps, Slate, Meagher & Flom As to Hong Kong law: Mayer Brown JSM As to Macau law: Alexandre Correia da Silva As to Cayman Islands law: Maples and Calder

3Interim Report 2014 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Rua Cidade de Sintra NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre, 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Appleby Trust (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 15,358,669 13,995,004 Other revenues 879,691 924,731 EBITDA 4,623,914 4,143,028 Profit attributable to owners 3,649,615 3,695,214 Earnings per Share — basic and diluted 70 cents 71 cents DIVIDEND On 21 August 2014, the Board declared an interim dividend of HK$ 0.70 per Share for the six months ended 30 June 2014, payable to Shareholders whose names appear on the register of members of the Company at the close of business on 12 September 2014. It is expected that the interim dividend will be paid on 23 September 2014. The register of members of the Company will be closed from 10 September 2014 to 12 September 2014, both days inclusive, during which period no transfer of Shares will be effected for the purpose of determining the identity of members who are entitled to the interim dividend.

Interim Report 2014 | 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened in April 2010.

Our Macau resort complex features:

- Approximately 280,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;
- Two luxury hotel towers with a total of 1,008 spacious guest rooms and suites;
- Casual and fine dining in eight restaurants;
- Approximately 57,000 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger LeCoultre, Louis Vuitton, Miu Miu, Piaget, Prada, Roger Dubuis, Rolex, Tiffany, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;
- Recreation and leisure facilities, including two health clubs and spas, a salon, and a pool; and
- Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 30 June	
	2014	2013
VIP table games	**256**	285
Mass market table games	**200**	205
Slot machines	**613**	884
Poker tables	**9**	10

In response to on-going evaluation of our operations and the feedback from our guests, we have been making, and will continue to make enhancements and refinements to our resort complex. In March 2014, we began renovation of approximately 27,000 square feet of casino space for new VIP gaming rooms which has resulted in a reduction in the number of table games and slot machines. We expect to complete this renovation before Chinese New Year of 2015.

6 Wynn Macau, Limited Management Discussion and Analysis Cotai Development The Group is currently constructing Wynn Palace, a full-scale integrated resort containing an approximately 1,700-room hotel, performance lake, meeting space, casino, spa, retail offerings and food and beverage outlets in the Cotai area of Macau. The total project budget is approximately HK$31 billion including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees. As of 30 June 2014, we have invested approximately HK$8.7 billion in the project. The Company expects to open Wynn Palace in the first half of 2016. On 29 July 2013, WRM and Palo finalized and executed a guaranteed maximum price construction (“GMP”) contract with Leighton Contractors (Asia) Limited, acting as the general contractor. Under the GMP contract, the general contractor is responsible for both the construction and design of the Wynn Palace project. The general contractor is obligated to substantially complete the project in the first half of 2016 for a guaranteed maximum price of HK$20 billion (approximately US$2.57 billion). An early completion bonus for achievement of substantial completion on or before 25 January 2016 will be paid to the general contractor if certain conditions are satisfied under the GMP contract. Both the contract time and guaranteed maximum price are subject to further adjustment under certain specified conditions. The performance of the general contractor is backed by a full completion guarantee given by Leighton Holdings Limited, the parent company of the general contractor, as well as a performance bond for equal to 5% of the guaranteed maximum price. Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau statistical information, casinos in Macau generated approximately HK$187.5 billion in gaming revenue during the six months ended 30 June 2014, an increase of approximately 12.6% over the approximate HK$166.5 billion generated in the six months ended 30 June 2013, making Macau the largest gaming market in the world.

7Interim Report 2014 Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years; however, tourist arrivals to Macau remained stable during the six months ended 30 June 2014 compared to the six months ended 30 June 2013. We have benefited from the rise in visitation to Macau over the past several years. Macau’s gaming market is primarily dependent on tourists. Tourist arrivals for the six months ended 30 June 2014 were 15.3 million compared to 14.1 million for the same period last year. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau. As at 31 May 2014, there were 28,000 hotel rooms and as at 30 June 2014, there were 5,710 table games and 12,895 slots in Macau, compared to 12,978 hotel rooms and 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90.6% of visitors to Macau for the six months ended 30 June 2014 were from mainland China, Hong Kong, and Taiwan. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others: Prevailing economic conditions in mainland China and Asia; Various countries’ policies on currency restrictions and the issuance of travel visas that may be in place from time to time; Competition from other destinations which offer gaming and leisure activities; Occurrence of natural disasters and disruption of travel; and Possible outbreaks of infectious disease. Economic and Operating Environment Our operating environment has remained stable during the six months ended 30 June 2014. However, economic conditions can have a significant impact on our business. A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau , any outbreak of infectious diseases and stricter smoking regulations can negatively impact the gaming industry in Macau and our business.

8 Wynn Macau, Limited Management Discussion and Analysis Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau. As at 30 June 2014, there were approximately 35 casinos in Macau, including 20 operated by SJM. Each of the six gaming operators has operating casinos and expansion plans announced or underway. Wynn Macau also faces competition from casinos located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands in Singapore and Resorts World Genting, located outside of Kuala Lumpur, Malaysia. Wynn Macau also faces competition from the Philippines where Solaire Resort and Casino opened in March 2013 and several other major casino resorts are scheduled to open over the next few years. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium VIP players to Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$4.0 billion for the six months ended 30 June 2014 and 2013. Commissions remained flat for the six months ended 30 June 2014 compared to the six months ended 30 June 2013 as VIP gross table games win increased slightly due to increased business volumes offset by a lower win percentage.

9Interim Report 2014 Management Discussion and Analysis We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$683.5 million and HK$492.1 million as at 30 June 2014 and 2013, respectively. At the end of each month any commissions outstanding are cleared no later than the fifth day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure, among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability.

10 Wynn Macau, Limited Management Discussion and Analysis ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, corporate expenses, and other non- operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit, for the six months ended 30 June 2014 and 2013. For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) Operating profit 3,914,996 3,648,501 Add Depreciation and amortization 485,939 451,936 Pre-opening costs 62,117 7,100 Property charges and other 80,954 (6,381) Share-based payments 26,295 16,745 Wynn Macau, Limited corporate expenses 53,613 25,127 Adjusted EBITDA 4,623,914 4,143,028

Interim Report 2014 | 11

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of profit or loss and other comprehensive income line items and certain other data.

	For the Six Months Ended 30 June	
	2014	2013
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Total casino revenues[1]	**15,358,669**	13,995,004
Rooms[2]	**65,647**	73,529
Food and beverage[2]	**101,973**	93,182
Retail and other[2]	**712,071**	758,020
Total operating revenues	**16,238,360**	14,919,735
VIP table games turnover	**483,737,001**	452,212,945
VIP gross table games win[1]	**13,764,628**	13,728,620
Mass market table games drop[3]	**10,663,674**	10,174,605
Mass market gross table games win[1, 3]	**4,745,327**	3,570,317
Slot machine handle	**22,157,034**	17,747,645
Slot machine win[1]	**1,050,412**	924,815
Average number of gaming tables[4]	**473**	492
Daily gross win per gaming table[5]	**216,094**	194,438
Average number of slots[4]	**732**	856
Average daily win per slot[5]	**7,928**	5,968

12 Wynn Macau, Limited Management Discussion and Analysis Notes: (1) Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues. For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) VIP gross table games win 13,764,628 13,728,620 Mass market gross table games win 4,745,327 3,570,317 Slot machine win 1,050,412 924,815 Poker revenues 82,731 66,346 Commissions (4,284,429) (4,295,094) Total casino revenues 15,358,669 13,995,004 (2) Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of profit or loss and other comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis. The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of profit or loss and other comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

13Interim Report 2014 Management Discussion and Analysis For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) Room revenues 65,647 73,529 Promotional allowances 452,851 374,351 Adjusted room revenues 518,498 447,880 Food and beverage revenues 101,973 93,182 Promotional allowances 301,442 273,695 Adjusted food and beverage revenues 403,415 366,877 Retail and other revenues 712,071 758,020 Promotional allowances 22,775 19,210 Adjusted retail and other revenues 734,846 777,230 (3) Mass market customers purchase gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market should be table games win. (4) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period. (5) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information because figures in our financial information are calculated net of commissions and the total table games win herein is calculated before commissions.

14 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the six months ended 30 June 2014 compared to financial results for the six months ended 30 June 2013 Operating Revenues Total operating revenues increased 8.8% from HK$14.9 billion in the six months ended 30 June 2013 to HK$16.2 billion in the six months ended 30 June 2014. Casino Revenues Casino revenues increased 9.7% from HK$14.0 billion (93.8% of total operating revenues) in the six months ended 30 June 2013 to HK$15.4 billion (94.6% of total operating revenues) in the six months ended 30 June 2014. The components and reasons are as follows: VIP casino gaming operations. VIP gross table games win increased slightly from HK$13.7 billion in the six months ended 30 June 2013 to HK$13.8 billion in the six months ended 30 June 2014. VIP table games turnover increased by 7.0%, from HK$452.2 billion in the six months ended 30 June 2013 to HK$483.7 billion in the six months ended 30 June 2014. VIP gross table games win as a percentage of turnover (calculated before commissions) was 3.04% in the six months ended 30 June 2013 compared to 2.85% in the six months ended 30 June 2014, which was within our expected range of 2.7% to 3.0%. Mass market casino gaming operations. Mass market gross table games win increased by 32.9%, from HK$3.6 billion in the six months ended 30 June 2013 to HK$4.7 billion in the six months ended 30 June 2014. Mass market table games drop increased 4.8% from HK$10.2 billion in the six months ended 30 June 2013 to HK$10.7 billion in the six months ended 30 June 2014. The mass market gross table games win percentage was 35.1% in the six months ended 30 June 2013 compared to 44.5% in the six months ended 30 June 2014. Slot machine gaming operations. Slot machine win increased by 13.6% from HK$924.8 million in the six months ended 30 June 2013 to HK$1.1 billion in the six months ended 30 June 2014. Slot machine handle increased by 24.8%, from HK$17.7 billion in the six months ended 30 June 2013 to HK$22.2 billion in the six months ended 30 June 2014. Slot machine win per unit per day increased 32.8% from HK$5,968 in the six months ended 30 June 2013 to HK$7,928 in the six months ended 30 June 2014. Slot machine win and slot machine handle increased primarily due to increased business volumes . Slot machine win per unit per day increased primarily due to increased business volumes and the decline in the average number of slot machines from 856 to 732.

15Interim Report 2014 Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, decreased by 4.9% from HK$924.7 million (6.2% of total operating revenues) in the six months ended 30 June 2013 to HK$879.7 million (5.4% of total operating revenues) in the six months ended 30 June 2014. The decrease in revenues was largely due to lower retail sales in the six months ended 30 June 2014. Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, decreased by 10.7% from HK$73.5 million in the six months ended 30 June 2013 to HK$65.6 million in the six months ended 30 June 2014. The decrease reflects increased promotional allowances due to increased VIP business, which resulted in fewer rooms being made available to paying customers. Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances increased by 15.8% from HK$447.9 million in the six months ended 30 June 2013 to HK$518.5 million in the six months ended 30 June 2014. The following table presents additional information about our adjusted room revenues (which include promotional allowances): Adjusted room revenues information For the Six Months Ended 30 June 2014 2013 Adjusted Average Daily Rate (includes promotional allowances of HK$2,284 in the six months ended 30 June 2014 and HK$2,048 in the six months ended 30 June 2013) HK$2,605 HK$2,440 Occupancy 98.3% 94.7% Adjusted REVPAR (includes promotional allowances of HK$2,245 in the six months ended 30 June 2014 and HK$1,939 in the six months ended 30 June 2013) HK$2,559 HK$2,310

16 Wynn Macau, Limited Management Discussion and Analysis Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income increased by 9.4% from HK$93.1 million to HK$102.0 million in the six months ended 30 June 2014. Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues adjusted to include these promotional allowances increased by 10.0% from HK$366.9 million in the six months ended 30 June 2013 to HK$403.4 million in the six months ended 30 June 2014. The increase was due primarily to increased business volumes. Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of profit or loss and other comprehensive income, decreased by 6.1%, from HK$758.0 million in the six months ended 30 June 2013 to HK$712.1 million in the six months ended 30 June 2014. The decrease was due primarily to lower retail sales. Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances decreased by 5.5% from HK$777.2 million in the six months ended 30 June 2013 to HK$734.8 million in the six months ended 30 June 2014, reflecting lower retail sales. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums increased by 7.7% from HK$7.2 billion in the six months ended 30 June 2013 to HK$7.8 billion in the six months ended 30 June 2014. This increase from the six months ended 30 June 2013 compared to the six months ended 30 June 2014 was due primarily to increased gross gaming win. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased by 28.8%, from HK$1.2 billion in the six months ended 30 June 2013 to HK$1.5 billion in the six months ended 30 June 2014. This increase in staff costs was primarily due to general salary increases and the new 2014 bonus plan for non-management employees.

17Interim Report 2014 Management Discussion and Analysis Other operating expenses. Other operating expenses remained flat at HK$2.5 billion for the six months ended 30 June 2013 compared to the six months ended 30 June 2014. During the six months ended 30 June 2013 and 2014, the Group recorded adjustments to the provision for doubtful accounts based on the results of historical collection patterns and current collection trends. For the six months ended 30 June 2013 compared to 30 June 2014, the adjustment made to the provision for doubtful accounts and a reduction in cost of sales was offset by increases in royalty fees, corporate support services and advertising and promotion expenses. Depreciation and amortization. Depreciation and amortization in the six months ended 30 June 2013 increased 7.5% from HK$451.9 million to HK$485.9 million in the six months ended 30 June 2014. Property charges and other, net. Property charges and other, net increased from a credit of HK$6.4 million in the six months ended 30 June 2013 to HK$81.0 million in the six months ended 30 June 2014. Amounts in each period represent the gain/loss on the sale of equipment and other asset as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses increased by 9.3%, from HK$11.3 billion in the six months ended 30 June 2013 to HK$12.3 billion in the six months ended 30 June 2014. Finance Revenues Finance revenues increased from HK$61.6 million in the six months ended 30 June 2013 to HK$73.9 million in the six months ended 30 June 2014. The increase is primarily due to holding higher average cash balances for the six months ended 30 June 2014 compared to the six months ended 30 June 2013. During 2014 and 2013, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our short-term investments are primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 85.7%, from HK$159.2 million in the six months ended 30 June 2013 to HK$295.7 million in the six months ended 30 June 2014. Finance costs increased in the six months ended 30 June 2014 primarily due to the issuance of WML 2021 Notes in October 2013 and WML 2021 Additional Notes in March 2014 offset by the increase in capitalized interest related to the construction of Wynn Palace.

18 Wynn Macau, Limited Management Discussion and Analysis Interest Rate Swaps As required under the terms of the Wynn Macau Credit Facilities, we entered into agreements to swap the interest on our loans from floating to fixed rates. These transactions did not qualify for hedge accounting. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. During the six months ended 30 June 2014 and 30 June 2013, we recorded a loss of HK$29.6 million and a gain of HK$129.3 million, respectively, resulting from the movement in the fair value of our interest rate swaps. Income Tax Expense In the six months ended 30 June 2014, our income tax expense was HK$12.5 million compared to an income tax expense of HK$7.5 million in the six months ended 30 June 2013. Our tax expense for the six months ended 30 June 2014, primarily relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement and a deferred tax expense resulting from an increase in deferred tax liability for property and equipment. In the six months ended 30 June 2013, our income tax expense relates to the current tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, net profit attributable to owners of the Company decreased slightly from HK$3.7 billion for the six months ended 30 June 2013 to HK$3.6 billion for the six months ended 30 June 2014. LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

19Interim Report 2014 Management Discussion and Analysis Our cash balances as at 30 June 2014 were HK$16.1 billion. Such cash is available for operations, new development activities, enhancements to Wynn Macau and Encore and general corporate purposes. On 20 March 2014, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion), which were consolidated to form a single series with the then existing US$600 million (approximately HK$4.7 billion) 5.25% fixed rate, unsecured senior notes due 2021. The Company received net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and expenses of the offering and excluding the receipt of accrued interest. The Company will use the net proceeds for working capital requirements and general corporate purposes. The WML 2021 Additional Notes have the same terms and conditions as those of the WML 2021 Notes, save for the issue date and purchase price, and also mature in October 2021. Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 30 June 2014 and 31 December 2013.

20 Wynn Macau, Limited Management Discussion and Analysis As at 30 June 2014 31 December 2013 HK$ HK$ (in thousands except for percentages) Interest-bearing borrowings 17,526,529 11,683,461 Accounts payable 1,463,000 1,810,427 Land premium payables 478,204 590,555 Other payables and accruals 6,218,485 7,070,920 Construction retention payables 216,913 121,222 Amounts due to related companies 213,147 287,638 Other liabilities 114,550 116,829 Less: cash and cash equivalents (16,147,269) (14,130,433) restricted cash and cash equivalents — (1,550,340) Net debt 10,083,559 6,000,279 Equity 7,809,541 9,212,842 Total capital 7,809,541 9,212,842 Capital and net debt 17,893,100 15,213,121 Gearing ratio 56.4% 39.4%

21Interim Report 2014 Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows for the six months ended 30 June 2014 and 2013. For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in millions) Net cash generated from operating activities 2,897.4 5,833.7 Net cash used in investing activities (1, 314. 5) (122.9) Net cash generated from (used in) financing activities 447.7 (6,654.9) Net increase (decrease) in cash and cash equivalents 2,030. 6 (944.1) Cash and cash equivalents at beginning of period 14,130.4 10,475.4 Effect of foreign exchange rate changes, net (13.7) 19.7 Cash and cash equivalents at end of period 16,147. 3 9,551.0 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by operating profit generated by our Macau Operations and changes in our working capital. Net cash from operating activities was HK$2.9 billion for the six months ended 30 June 2014 compared to HK$5.8 billion for the six months ended 30 June 2013. Operating profit was HK$3.9 billion for the six months ended 30 June 2014 compared to HK$3.6 billion for the six months ended 30 June 2013. The decline in net cash from operating activities was primarily due to a decrease in other payables and accruals and accounts payable offset by the increase in operating profit. Net cash used in investing activities Net cash used in investing activities was HK$1.3 billion for the six months ended 30 June 2014, compared to net cash used in investing activities of HK$122.9 million for the six months ended 30 June 2013.

22 Wynn Macau, Limited Management Discussion and Analysis Major expenditures in the six months ended 30 June 2014 included capital expenditures of HK$3.0 billion for both Wynn Palace construction costs and renovations to enhance and refine the Macau Operations offset by a HK$1.6 billion reduction in restricted cash. Major expenditures in the six months ended 30 June 2013 included capital expenditures of HK$1.3 billion related to both land improvement costs for Wynn Palace and renovation projects to enhance and refine the Macau Operations offset by HK$768.7 million reduction in restricted cash, HK$206.4 million in bond redemption proceeds and HK$155.6 million in proceeds from the sale of assets. Net cash generated from (used in) financing activities Net cash from financing activities was HK$447.7 million during the six months ended 30 June 2014 compared to HK$6.7 billion net cash used in financing activities during the six months ended 30 June 2013. The net cash from financing activities was primarily due to the Company’s receipt of HK$5.9 billion proceeds from the WML 2021 Additional Notes offset by the Company’s payment of a HK$5.1 billion dividend payment made in June 2014. During the six months ended 30 June 2013, the net cash used in financing activities was primarily due to the Company’s payment of a HK$6.4 billion dividend . Indebtedness The following table presents a summary of our indebtedness as at 30 June 2014 and 31 December 2013. Indebtedness information As at 30 June 2014 31 December 2013 HK$ HK$ (in thousands) Bank loans 7,388,531 7,389,170 Senior notes 10,506,868 4,652,505 Less: debt financing costs, net (368,870) (358,214) Total interest-bearing borrowings 17,526,529 11,683,461 The Group had approximately HK$12.1 billion available to draw under the Wynn Macau Credit Facilities as at 30 June 2014.

23Interim Report 2014 Management Discussion and Analysis Wynn Macau Credit Facilities Overview As at 30 June 2014, the Wynn Macau Credit Facilities consisted of approximately HK$19.5 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$7.4 billion fully funded senior term loan facility and an approximately HK$12.1 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including investment in our Wynn Palace project, further enhancements at our resort and general corporate purposes. The HK$7.4 billion equivalent term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities bear interest at a rate of LIBOR or HIBOR plus a margin of between 1.75% and 2.50% depending on WRM’s leverage ratio. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interest in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and substantially all of the assets of Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government in the event of an enforcement action by the lenders. Second Ranking Lender WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

24 Wynn Macau, Limited Management Discussion and Analysis Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. WML 2021 Notes On 16 October 2013, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$600 million (approximately HK$4.7 billion). The Company received net proceeds of US$591.0 million (approximately HK$4.6 billion) from the offering of the WML 2021 Notes after deducting commissions and expenses of the offering and will use the net proceeds for working capital requirements and general corporate purposes. The WML 2021 Notes, which are listed on the Hong Kong Stock Exchange, mature in October 2021. On 20 March 2014, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion). The WML 2021 Additional Notes were consolidated to form a single series with WML 2021 Notes, have the same terms and conditions as those of the WML 2021 Notes save for the issue date and purchase price, and are also listed on the Hong Kong Stock Exchange. The Company received net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and expenses of the offering and excluding the receipt of accrued interest. The Company will use the net proceeds for working capital and general corporate purposes. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

25Interim Report 2014 Management Discussion and Analysis Foreign Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the condensed consolidated financial information. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. As at 30 June 2014, the Group had three interest rate swap agreements intended to manage the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the all-in interest rate on approximately HK$3.95 billion of borrowings under the Wynn Macau Credit Facilities at approximately 2.48% and expire in July 2017. Under the third swap agreement, the Group pays a fixed rate of 0.6763% on borrowings of US$243.8 million (approximately HK$1.8 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fixes the all-in interest rate on the US$243.8 million (approximately HK$1.8 billion) of borrowings under the Wynn Macau Credit Facilities at approximately 2.43% and expires in July 2017.

26 Wynn Macau, Limited Management Discussion and Analysis The carrying values of these interest rate swaps on the condensed consolidated statement of financial position approximates their fair values. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjusted this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions did not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2014 and 2013, were charged to the condensed consolidated statement of profit or loss and other comprehensive income. To the extent there are liabilities of Wynn Macau under the swap agreement, such liabilities are secured by the same collateral package securing the Wynn Macau Credit Facilities. OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under the Wynn Macau Credit Facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments (including the development of our Wynn Palace project) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

27Interim Report 2014 Management Discussion and Analysis Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under the Wynn Macau Credit Facilities, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 16 to the Interim Financial Information. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

28 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of our Board Name Age Position Date of Appointment as a Director Stephen A. Wynn 72 Chairman of the Board, Executive Director and Chief Executive Officer 16 September 2009 Gamal Mohammed Abdelaziz 57 Executive Director and President 29 March 2014 Linda Chen 47 Executive Director and Chief Operating Officer 16 September 2009 Ian Michael Coughlan 55 Executive Director 16 September 2009 Matthew O. Maddox 38 Non-executive Director 28 March 2013 Allan Zeman, GBM, GBS, JP 66 Vice-chairman of the Board and Independent Non-executive Director 16 September 2009 Jeffrey Kin-fung Lam, GBS, JP 62 Independent Non-executive Director 16 September 2009 Bruce Rockowitz 55 Independent Non-executive Director 16 September 2009 Nicholas Sallnow-Smith 64 Independent Non-executive Director 16 September 2009 The biography of each Director is set out below: Executive Directors Mr. Stephen A. Wynn, aged 72, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors and Chief Executive Officer of the Company since 16 September 2009. Mr. Wynn was also the President of the Company from September 2009 to January 2014. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts,

29Interim Report 2014 Directors and Senior Management Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs. Mr. Gamal Mohammed Abdelaziz, aged 57, is the President of the Company and was appointed as executive Director effective from 29 March 2014. Mr. Aziz also serves as President and Chief Operating Officer of Wynn Resorts Development LLC, a subsidiary of Wynn Resorts, Limited. Prior to joining Wynn Resorts Development LLC, Mr. Aziz served as President and Chief Executive Officer of MGM Hospitality, LLC, a division of MGM Resorts International, where he was responsible for developing and operating luxury hotels throughout the world under the Bellagio, MGM Grand and Skylofts brands. Prior to that, Mr. Aziz served as President and Chief Operating Officer of MGM Grand Hotel & Casino in Las Vegas; and as Senior Vice President of the Bellagio Hotel and Resort in Las Vegas. In addition, Mr. Aziz has held senior management roles at various hotels and gaming properties in the United States, including Caesars Palace in Las Vegas, The Plaza Hotel in New York City, the Westin Hotel in Washington, D.C., and the St. Francis in San Francisco. Mr. Aziz is more widely known as “Gamal Aziz” and is typically referred to as such in the Company’s communications. Ms. Linda Chen, aged 47, has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009 and Chief Operating Officer of WRM since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to 13 December 2012 and is the President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997.

30 Wynn Macau, Limited Directors and Senior Management Mr. Ian Michael Coughlan, aged 55, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland. Non-executive Director Mr. Matthew O. Maddox, aged 38, was appointed as a non-executive Director of the Company and a member of the Remuneration Committee on 28 March 2013. Since November 2013, he has served as the President of Wynn Resorts, Limited. From November 2013 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President-Investor Relations. Mr. Maddox also serves as an officer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department.

31Interim Report 2014 Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 66, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to 13 December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman was also Chairman of Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014. Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited, Tsim Sha Tsui Properties Limited and Global Brands Group Holding Limited, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 40 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park from July 2003 to June 2014, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce. Dr. Zeman also serves as a Member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In 2001, Dr. Zeman was appointed a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong.

32 Wynn Macau, Limited Directors and Senior Management Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 62, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Hong Kong Executive Council in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of the West Kowloon Cultural District Authority, a member of the board of Hong Kong Airport Authority, a member of the Fight Crime Committee in Hong Kong , a member of Independent Commission Against Corruption (ICAC) Complaints Committee and the Chairman of Aviation Security Company Limited. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Sateri Holdings Limited, Chow Tai Fook Jewellery Group Limited and Shougang Concord Technology Holdings Ltd., all of which are listed on the Hong Kong Stock Exchange. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 55, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz has been appointed as the Executive Director, Vice Chairman and Chief Executive Officer of Global Brands Group Holding Limited, a company listed on the Hong Kong Stock Exchange, effective from 9 May 2014. Mr. Rockowitz was also the Group President and Chief Executive Officer of Li & Fung Limited from 2011 to June 2014, a company listed on the Hong Kong Stock Exchange. Mr. Rockowitz was an executive director of Li & Fung Limited from 2001 to June 2014 and was the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to the sale of Colby International Limited to Li & Fung Limited in 2000. In addition to his position at Li & Fung and Global Brands Group Holding Limited, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the

33Interim Report 2014 Directors and Senior Management world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In 2012, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 64, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of Unitech Corporate Parks Plc., a company listed on the London Stock Exchange in the Alternative Investment Market (“AIM”) and a non-executive director of Aviva Life Insurance Company Limited in Hong Kong. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as chairman of the Matilda International Hospital from 2003 to 2005. He is the Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) and was the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a director of The Photographic Heritage Foundation Hong Kong and a Councillor of the Foundation for the Arts and Music in Asia Limited. He became a member of the Financial Reporting Council of Hong Kong in December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

34 Wynn Macau, Limited

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Executive Directors).

Senior management

Name	Age	Position
Frank Xiao	46	President — Marketing (Wynn Macau)#
Frederic Jean-Luc Luvisutto	42	Chief Operating Officer — Wynn Palace
Charlie Ward	65	Executive Vice President — Casino Operations#
Jay M. Schall	41	Senior Vice President and General Counsel##, Senior Vice President — Legal#
Frank Anthony Cassella	37	Senior Vice President — Chief Financial Officer#
Robert Alexander Gansmo	44	Senior Vice President — Chief Financial Officer — Wynn Palace
Christophe Marie Jorcin	56	Senior Vice President — Food and Beverage#
Dianne Fiona Dennehy	58	Vice President — Main Floor Gaming#
Dennis Hudson	54	Vice President — Wynn Club Gaming#
Mo Yin Mok	53	Vice President — Human Resources#
Craig Arthur Raymond Mitchell	53	Assistant Vice President — Slot Operations#
Rory McGregor Forbes	44	Executive Director — Security Operations#
Daniel Gorden Lawley*	53	Executive Director — Security and Corporate Investigation#
Michael Derrington Harvey	64	President — Wynn Design and Development, Asia

Notes:

Position held in the Company.

Position held in WRM.

* Mr. Daniel Gordon Lawley was succeeded by Mr. Rory McGregor Forbes in July 2014.

35Interim Report 2014 Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Mr. Frank Xiao, aged 46, is the President — Marketing (Wynn Macau) of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing of WRM between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Frederic Jean-Luc Luvisutto, aged 42, is the Chief Operating Officer — Wynn Palace, a position he has held since January 2014. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans 18 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Charlie Ward, aged 65, is the Executive Vice President — Casino Operations of WRM, a position he has held since 1 March 2012. Mr. Ward is responsible for providing leadership and operational direction for WRM gaming operations. Mr. Ward has more than 40 years of experience in the gaming industry, having served at gaming companies including MGM and Wynn. Over his career Mr. Ward has gained experience in a wide range of assignments including customer/VIP relations, game protection and casino set up, opening and operations. Prior to this position, Mr. Ward held the position of Vice President of Table Games at Wynn | Encore Las Vegas between 2008 and 2012. Prior to joining the Group, Mr. Ward was at MGM Grand Hotel and Casino for 14 years and in 2007 was promoted to the pre-opening team of MGM Grand Macau as Vice President of VIP Gaming. Mr. Jay M. Schall, aged 41, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over fourteen years of experience in the legal field, including nine years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

36 Wynn Macau, Limited Directors and Senior Management Mr. Frank Anthony Cassella, aged 37, is the Senior Vice President — Chief Financial Officer of WRM, a position he has held since January 2014. Mr. Cassella is responsible for the management and administration of WRM’s fi nance division. Prior to this position, Mr. Cassella worked at Wynn Resorts, Limited since 2006, most recently as the Executive-Director of Financial Reporting. Prior to joining the Group, Mr. Cassella practiced as a certified public accountant with firms in Las Vegas and New York, including PricewaterhouseCoopers and KPMG. Mr. Cassella graduated from the Pennsylvania State University, where he obtained a Bachelor of Science Degree in Accounting. Mr. Robert Alexander Gansmo, aged 44, is the Senior Vice President — Chief Financial Officer — Wynn Palace, a position he has held since January 2014. Prior to taking this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of WRM from April 2009 to January 2014, and the Director — Finance of WRM, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of Wynn Palace’s finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Group, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting. Mr. Christophe Marie Jorcin, aged 56, is the Senior Vice President — Food and Beverage of WRM, a position he has held since May 2013. Prior to this, he joined Wynn Las Vegas on 18 January 2013 and before this position, Mr. Jorcin was the Vice President — Food and Beverage Operation of Caesars Palace & Rio Las Vegas and the Vice President — Food and Beverage Operations of Harrah’s, Flamingo and Imperial Palace in Las Vegas. Mr. Jorcin’s food and beverage career spans over 30 years and also includes appointments as Vice President — Food and Beverage at Harrah’s and Harvey’s in Lake Tahoe, Nevada and Regional Director — Food and Beverage Operations, Eastern US Region for Wyndham International and Omni Inner Harbor Hotel in Baltimore, Maryland. From 1975 to 1993, Mr. Jorcin served as a chef at many prestigious culinary establishments throughout France and the United States including the Michelin three-star Le Grand Vefour in Paris, where he was Chef de Partie under Chef de Cuisine Raymond Oliver in 1978.

37Interim Report 2014 Directors and Senior Management Ms. Dianne Fiona Dennehy, aged 58, is the Vice President — Main Floor Gaming of WRM, a position she has held since September 2011. Ms. Dennehy is responsible for the overall operations of WRM’s main floor table games operation. Prior to this position, she was the Assistant Vice President — Main Floor Gaming from September 2010 to August 2011, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of the casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia. Mr. Dennis Hudson, aged 54, is the Vice President — Wynn Club Gaming of WRM, a position he has held since April 2012. Mr. Hudson is responsible for overseeing, managing and leading the operations of all casino gaming in Wynn Macau’s Wynn Club. Prior to this position, he was a Shift Manager — Wynn Club from joining WRM in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgeware Road in London in 1979, and has amassed over 35 years of experience in the casino industry, including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000. Ms. Mo Yin Mok, aged 53, is the Vice President — Human Resources of WRM, a position she has held since June 2008. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Students and Placement Advisory Committee of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Qualifications. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

38 Wynn Macau, Limited Directors and Senior Management Mr. Craig Arthur Raymond Mitchell, aged 53, is the Assistant Vice President — Slot Operations of WRM, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell has held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Mr. Rory McGregor Forbes, aged 44, is the Executive Director — Security Operations of WRM, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of WRM’s security. Prior to joining the firm, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining WRM, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. He completed the Chinese Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada. Mr. Daniel Gordon Lawley, aged 53, was the Executive Director — Security & Corporate Investigations of WRM from June 2012 through July 2014. Following his resignation from WRM, Mr. Lawley was succeeded by Mr. Rory McGregor Forbes.

39Interim Report 2014 Directors and Senior Management Mr. Michael Derrington Harvey, aged 64, is the President — Wynn Design & Development Asia, a division of WRM, a position he has held since joining the Group in April 2011. Mr. Harvey has over 35 years experience in construction management and development overseeing projects around the world. From 2004 until joining the Group, he was the Project Director for Leighton China State Joint Venture overseeing the construction and development of Wynn Macau. Prior to that, Mr. Harvey spent 10 years as an Operations Manager in Hong Kong with Leighton Contractors managing various construction projects, including a hospital, the maritime museum and a number of large infrastructure projects. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy, aged 44, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a senior manager of Corporate Services Division at Tricor Services Limited. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies and a real estate investment trust listed on the Hong Kong Stock Exchange.

40 Wynn Macau, Limited Other Information DIVIDENDS On 21 August 2014, the Board declared an interim dividend of HK$ 0.70 per Share, payable to Shareholders whose names appear on the register of members of the Company at the close of business on 12 September 2014, in respect of the six months ended 30 June 2014. DIRECTORS’ AND CHIEF EXECUTIVES’ INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 30 June 2014, the interests and short positions of each Director and the chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 901,000 (Long Position) (Note 1) — — — 901,000 (Long Position) (Note 1) — Nicholas Sallnow-Smith 200,000 (Long Position) (Note 2) 10,000 (Long Position) (Note 2) — — 210,000 (Long Position) (Note 2) 0.00% 701,000 (Long Position) (Note 2) — — — 701,000 (Long Position) (Note 2) — Bruce Rockowitz 238,000 (Long Position) (Note 3) — — — 238,000 (Long Position) (Note 3) 0.00% 663,000 (Long Position) (Note 3) — — — 663,000 (Long Position) (Note 3) —

41Interim Report 2014 Other Information Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Jeffrey Kin-fung Lam 901,000 (Long Position) (Note 4) — — — 901,000 (Long Position) (Note 4) — Notes: (1) Pursuant to the Company’s share option scheme, share options for 901,000 Shares have been granted to Dr. Allan Zeman, of which share options for 376,000 Shares have vested. (2) Mr. Nicholas Sallnow-Smith holds 200,000 Shares in his personal capacity. Mr. Nicholas Sallnow-Smith’s spouse, Ms. Lora Sallnow-Smith, was interested in 10,000 Shares. Mr. Nicholas Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, share options for 701,000 Shares have been granted to Mr. Nicholas Sallnow-Smith, of which share options for 176,000 Shares have vested. (3) Mr. Bruce Rockowitz holds 238,000 Shares in his personal capacity. Pursuant to the Company’s share option scheme, share options for 663,000 Shares have been granted to Mr. Bruce Rockowitz, of which share options for 138,000 Shares have vested. (4) Pursuant to the Company’s share option scheme, share options for 901,000 Shares have been granted to Mr. Jeffrey Kin-fung Lam, of which share options for 376,000 Shares have vested. (b) Interests in associated corporations — Wynn Resorts, Limited Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Stephen A. Wynn 10,026,708 (Long Position) (Note 1) 5,000 (Long Position) (Note 1) — — 10,031,708 (Long Position) (Note 1) 9.90% Gamal Aziz 100,000 (Long Position) (Note 2) — — — 100,000 (Long Position) (Note 2) 0.10% Linda Chen 100,000 (Long Position) (Note 3) — — — 100,000 (Long Position) (Note 3) 0.10% 365,000 (Long Position) (Note 3) — — — 365,000 (Long Position) (Note 3) —

42 Wynn Macau, Limited Other Information Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Ian Michael Coughlan 10,000 (Long Position) (Note 4) — — — 10,000 (Long Position) (Note 4) 0.01% 50,000 (Long Position) (Note 4) — — — 50,000 (Long Position) (Note 4) — Matthew O. Maddox 86,872 (Long Position) (Note 5) — — — 86,872 (Long Position) (Note 5) 0.090% 325,000 (Long Position) (Note 5) — — — 325,000 (Long Position) (Note 5) — Notes: (1) Mr. Stephen A. Wynn holds 10,026,708 shares in the common stock of Wynn Resorts, Limited. Mr. Stephen A. Wynn’s spouse was interested in 5,000 shares in the common stock of Wynn Resorts, Limited. Mr. Stephen A. Wynn has disclaimed his interest in these shares but is deemed to be interested in them under the SFO. (2) Pursuant to the 2002 Stock Incentive Plan of Wynn Resorts, Limited (the “Stock Plan”), Mr. Gamal Aziz held 100,000 non-vested shares in the common stock of Wynn Resorts, Limited. (3) Pursuant to the Stock Plan, Ms. Linda Chen holds (i) 100,000 non-vested shares in the common stock of Wynn Resorts, Limited; and (ii) 365,000 stock options in the common stock of Wynn Resorts, Limited, of which share options for 40,000 shares have vested. (4) Pursuant to the Stock Plan, Mr. Ian Michael Coughlan holds (i) 10,000 shares in the common stock of Wynn Resorts, Limited; and (ii) 50,000 stock options in the common stock of Wynn Resorts, Limited, of which share options for 50,000 shares have vested. (5) Pursuant to the Stock Plan, Mr. Matthew O. Maddox holds (i) 36,872 shares in the common stock of Wynn Resorts, Limited; (ii) 50,000 non-vested shares in the common stock of Wynn Resorts, Limited; and (iii) 325,000 unvested stock options in the common stock of Wynn Resorts, Limited.

43Interim Report 2014 Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY The register of substantial shareholders required to be kept by the Company under section 336 of Part XV of the SFO shows that as at 30 June 2014, the Company had been notified of the following substantial shareholders’ interests and short positions in the shares and underlying shares of the Company, being interests of 5% or more of the voting shares of the Company’s issued share capital. These interests are in addition to those disclosed above in respect of the Directors and the chief executive of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I (Note 1) Beneficial interest 3,750,000,000 (Long Position) 72.28% Wynn Group Asia, Inc. (Note 1) Interest of a controlled corporation 3,750,000,000 (Long Position) 72.28% Wynn Resorts, Limited (Note 1) Interest of a controlled Corporation 3,750,000,000 (Long Position) 72.28% JPMorgan Chase & Co (Note 2 and 3) Beneficial interest, Investment manager , Trustee and Custodian corporation/approved lending agent 265,784,498 (Long Position) 5.12% Beneficial interest 39,881,315 (Short Position) 0.76% Custodian corporation/ approved lending agent 119,102,641 (Lending Pool) 2.29%

44 Wynn Macau, Limited Other Information Note: (1) WM Cayman Holdings Limited I is a wholly owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly owned by Wynn Resorts, Limited. Therefore Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 shares which are beneficially owned by WM Cayman Holdings Limited I. (2) JPMorgan Chase & Co., through its various controlled corporations, had long positions in 265,784,498 Shares, of which (i) 40,696,007 Shares were held in the capacity as beneficial owner, (ii) 105,912,050 Shares were held in the capacity as investment manager, (iii) 73,800 Shares were held in the capacity as trustee, and (iv) 119,102,641 Shares were held in the capacity as custodian corporation/approved lending agent in the lending pool. Included in the long position, JPMorgan Chase & Co., through its various controlled corporations, had physically settled listed derivatives relating to 487,250 Shares, physically settled unlisted derivatives relating to 1,259,600 Shares and cash settled unlisted derivatives relating to 25,573,770 Shares. (3) JPMorgan Chase & Co. through its various controlled corporations had short positions in 39,881,315 Shares including in cash settled listed derivatives relating to 132,000 Shares and cash settled unlisted derivatives relating to 35,380,315 Shares. REMUNERATION POLICY As at 30 June 2014, the Group had approximately 7,366 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company approved and adopted the employee ownership scheme with the purpose of aligning the employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant a mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the Relevant Period (as defined in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. As at 30 June 2014, no awards were granted to those individuals selected to participate in the employee ownership scheme. The Company issued a total of 7,511,000 Shares on 16 July 2014 for the initial grant of share awards to 7,511 eligible participants under the employee ownership scheme. Subject to the conditions of the grant of award, the awards are anticipated to vest in two equal tranches on 3 April 2017 and 2 April 2018, respectively.

45Interim Report 2014 Other Information SHARE OPTION SCHEME The Company operates a share option scheme. The following table discloses movements in the Company’s share option outstanding during the period ended 30 June 2014. Number of share options Name of Director Date of grant of share options At 1 January 2014 Granted during the period(1) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2014 Exercise period of share options Exercise price of share options per Share (HK$) Dr. Allan Zeman 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05 Mr. Nicholas Sallnow-Smith 25 March 2010 250,000 — (200,000) — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05

46 Wynn Macau, Limited Other Information Number of share options Name of Director Date of grant of share options At 1 January 2014 Granted during the period(1) Exercised during the period Expired/ lapsed/ canceled during the period At 30 June 2014 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 25 March 2010 200,000 — (150,000) — 50,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — (38,000) — 152,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05 Mr. Jeffrey Kin-fung Lam 25 March 2010 250,000 — — — 250,000 25 March 2011 to 24 March 2020 10.92 17 May 2011 100,000 — — — 100,000 17 May 2012 to 16 May 2021 25.96 5 June 2012 190,000 — — — 190,000 5 June 2013 to 4 June 2022 19.04 16 May 2013 200,000 — — — 200,000 16 May 2014 to 15 May 2023 24.87 15 May 2014 — 161,000 — — 161,000 15 May 2015 to 14 May 2024 31.05 Total 2,910,000 644,000 (388,000) — 3,166,000 The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Note: (1) The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$ 30.70.

47Interim Report 2014 Other Information PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES There have been no convertible securities issued or granted by the Group, no exercise of any conversion or subscription rights, nor any purchase, sale or redemption by the Group of its listed Shares during the six months ended 30 June 2014. CORPORATE GOVERNANCE The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code. The Company has complied with the code provisions in the Code for the six months ended 30 June 2014 except for the following deviation from provision A.2.1 of the Code. Stephen A. Wynn as our Chairman and Chief Executive Officer Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer. Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts. The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit committee, remuneration committee, and nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are four independent non- executive Directors on the Board offering independent perspectives.

48 Wynn Macau, Limited Other Information This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was subsequently updated in November 2013. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2014 . QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group.

49Interim Report 2014 Other Information CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules. COOPERATION WITH THE CCAC The Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau (the “Cotai Land”). The Company is cooperating with the CCAC’s request. The Company has previously disclosed information regarding the Cotai Land in the Company’s prospectus dated 24 September 2009 and the Company’s 2011 and 2012 interim and annual reports and certain other public announcements. CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Mr. Jeffery Kin-fung Lam, an independent non-executive Director of the Company, ceased to be an independent non-executive director of Hsin Chong Construction Group Ltd. effective from 10 May 2014. Mr. Lam was appointed as the Chairman of Aviation Security Company Limited effective from 17 June 2014. (b) Dr. Allan Zeman, an independent non-executive Director of the Company, ceased to be Chairman of Ocean Park effective from 30 June 2014. Dr. Zeman has been appointed as an independent non-executive director of Global Brands Group Holding Limited effective from 22 June 2014, a company listed on the Hong Kong Stock Exchange in July 2014. (c) Mr. Matthew O. Maddox, a non-executive Director of the Company and the President of Wynn Resorts, Limited, ceased to be the Chief Financial Officer of Wynn Resorts, Limited effective June 2014.

50 Wynn Macau, Limited Other Information (d) Mr. Bruce Rockowitz, an independent non-executive Director of the Company, resigned all his positions with Li & Fung Limited effective from 1 July 2014. Mr. Rockowitz has been appointed as the executive director, vice-chairman and chief executive officer of Global Brands Group Holding Limited effective from 9 May 2014. (e) Mr. Nicholas Sallnow-Smith, an independent non-executive Director of the Company, ceased to be Chairman of The British Chamber of Commerce in Hong Kong in July 2014. REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit Committee members which comprises three independent non-executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. On behalf of the Board Stephen A. Wynn Chairman Hong Kong, 21 August 2014

51Interim Report 2014 Report on Review of Interim Financial Information 22/F CITIC Tower 1 Tim Mei Avenue Central Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the accompanying interim financial information of Wynn Macau, Limited (the “Company”) and its subsidiaries (together, the “Group”) set out on pages 53 to 75 which comprises the condensed consolidated statement of financial position as at 30 June 2014 and the related condensed consolidated statement of profit or loss and other comprehensive income, statement of changes in equity and statement of cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

52 Wynn Macau, Limited Report on Review of Interim Financial Information CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial information is not prepared, in all material respects, in accordance with IAS 34. Ernst & Young Certified Public Accountants Hong Kong 21 August 2014

53Interim Report 2014 Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2014 2013 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Operating revenues Casino 15,358,669 13,995,004 Rooms 65,647 73,529 Food and beverage 101,973 93,182 Retail and other 712,071 758,020 16,238,360 14,919,735 Operating costs and expenses Gaming taxes and premiums 7,766,149 7,208,748 Staff costs 1,491,653 1,157,957 Other operating expenses 3 2,498,669 2,458,974 Depreciation and amortization 485,939 451,936 Property charges and other 80,954 (6,381) 12,323,364 11,271,234 Operating profit 3,914,996 3,648,501 Finance revenues 4 73,895 61,649 Finance costs 5 (295,694) (159,192) Net foreign currency differences (1,542) 22,528 Changes in fair value of interest rate swaps (29,559) 129,252 (252,900) 54,237 Profit before tax 3,662,096 3,702,738 Income tax expense 6 12,481 7,524 Net profit attributable to owners of the Company 3,649,615 3,695,214

54 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2014 2013 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) Other comprehensive income Other comprehensive income to be reclassified to profit or loss in subsequent periods: Available-for-sale investments: Changes in fair value 254 802 Reclassification adjustments for loss (gain) on derecognition of available-for-sale investments included in the profit or loss 169 (9) Other comprehensive income for the period 423 793 Total comprehensive income attributable to owners of the Company 3,650,038 3,696,007 Basic and diluted earnings per Share 7 70 cents 71 cents

55Interim Report 2014 Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2014 31 December 2013 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current assets Property and equipment and construction in progress 9 13,885,257 11,159,229 Leasehold interests in land 2,023,051 2,071,136 Goodwill 398,345 398,345 Deposits for acquisition of property and equipment 69,969 6,807 Interest rate swaps 50,372 79,929 Other non-current assets 161,119 156,768 Total non-current assets 16,588,113 13,872,214 Current assets Available-for-sale investments — 38,022 Inventories 185,813 197,053 Trade and other receivables 10 643,859 556,359 Prepayments and other current assets 100,371 64,084 Amounts due from related companies 16 387,425 500,438 Restricted cash and cash equivalents — 1,550,340 Cash and cash equivalents 16,147,269 14,130,433 Total current assets 17,464,737 17,036,729 Current liabilities Accounts payable 11 1,463,000 1,810,427 Land premium payables 233,199 227,511 Other payables and accruals 12 5,796,506 6,585,496 Amounts due to related companies 16 213,147 287,638 Income tax payables 6 7,524 15,049 Other current liabilities 22,092 22,864 Total current liabilities 7,735,468 8,948,985 Net current assets 9,729,269 8,087,744 Total assets less current liabilities 26,317,382 21,959,958

56 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 2014 31 December 2013 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current liabilities Interest-bearing borrowings 13 17,526,529 11,683,461 Land premium payables 245,005 363,044 Construction retention payables 216,913 121,222 Other payables and accruals 12 421,979 485,424 Deferred tax liabilities 6 4,957 — Other long-term liabilities 92,458 93,965 Total non-current liabilities 18,507,841 12,747,116 Net assets 7,809,541 9,212,842 Equity Equity attributable to owners of the Company Issued capital 5,188 5,188 Share premium account 159,841 153,436 Reserves 7,644,512 3,970,419 Proposed final dividend — 5,083,799 Total equity 7,809,541 9,212,842 Approved and authorized for issue by the Board of Directors on 21 August 2014. Stephen A. Wynn Matthew O. Maddox Director Director

Interim Report 2014 57

Interim Financial Information
Condensed Consolidated Statement of Changes in Equity

Attributable to owners of the Company

	Note	Issued Capital HK$	Share Premium Account HK$	Available-for-sale Investments Revaluation Reserve* HK$	Share Option Reserve* HK$	Other Reserves*# HK$ (in thousands)	Statutory Reserve* HK$	Retained Earnings* HK$	Proposed Final Dividend HK$	Currency Translation Reserve* HK$	Total Equity HK$
At 1 January 2014 (audited)		**5,188**	**153,436**	**(423)**	**285,629**	**554,740**	**48,568**	**3,065,077**	**5,083,799**	**16,828**	**9,212,842**
Net profit for the period		–	–	–	–	–	–	3,649,615	–	–	3,649,615
Changes in fair value of available-for-sale investments, net of tax		–	–	423	–	–	–	–	–	–	423
Total comprehensive income for the period		–	–	423	–	–	–	3,649,615	–	–	3,650,038
Exercise of share options		–	6,405	–	(1,860)	–	–	–	–	–	4,545
Share-based payments		–	–	–	26,295	–	–	–	–	–	26,295
Dividend paid	8	–	–	–	–	–	–	(380)	(5,083,799)	–	(5,084,179)
At 30 June 2014 (unaudited)		**5,188**	**159,841**	**–**	**310,064**	**554,740**	**48,568**	**6,714,312**	**–**	**16,828**	**7,809,541**
At 1 January 2013 (audited)		5,188	153,436	(2,374)	249,976	554,740	48,568	3,041,746	6,432,562	16,828	10,500,670
Net profit for the period		–	–	–	–	–	–	3,695,214	–	–	3,695,214
Changes in fair value of available-for-sale investments, net of tax		–	–	793	–	–	–	–	–	–	793
Total comprehensive income for the period		–	–	793	–	–	–	3,695,214	–	–	3,696,007
Share-based payments		–	–	–	16,745	–	–	–	–	–	16,745
Dividend paid	8	–	–	–	–	–	–	–	(6,432,562)	–	(6,432,562)
At 30 June 2013 (unaudited)		5,188	153,436	(1,581)	266,721	554,740	48,568	6,736,960	–	16,828	7,780,860

* These reserve accounts comprise the consolidated reserves of HK$7.6 billion in the condensed consolidated statement of financial position at 30 June 2014 (31 December 2013: HK$4.0 billion).

\# "Other reserves" at 1 January 2014 is composed of HK$194.3 million (1 January 2013: HK$194.3 million) of issued capital of Wynn Resorts Macau S.A. ("WRM") and HK$360.4 million (1 January 2013: HK$360.4 million) of issued capital of Wynn Resorts International, Ltd.

58 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Cash Flows For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) (unaudited) (unaudited) Net cash flows generated from operating activities 2,897,364 5,833,710 Investing activities Purchase of property and equipment, net of construction retention payables (3,002,783) (1,326,389) Proceeds from sale of property and equipment and other assets 20,257 155,616 Proceeds from disposal of available-for-sale investments 37,470 206,366 Interest received 80,172 72,894 Decrease in restricted cash and cash equivalents 1,550,340 768,654 Net cash flows used in investing activities (1,314,544) (122,859) Financing activities Proceeds from borrowings 5,867,758 — Interest paid (176,436) (113,984) Payment of debt financing costs (51,612) (1,371) Payment of long-term land concession obligation (112,351) (106,938) Dividend paid (5,084,179) (6,432,562) Proceeds from options exercised 4,545 — Net cash flows generated from (used in) financing activities 447,725 (6,654,855) Net increase (decrease) in cash and cash equivalents 2,030,545 (944,004) Cash and cash equivalents at 1 January 14,130,433 10,475,370 Effect of foreign exchange rate changes, net (13,709) 19,652 Cash and cash equivalents at 30 June 16,147,269 9,551,018

59Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 1. CORPORATE INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. WM Cayman Holdings Limited I owns approximately 72.28% of the Company and approximately 27.72% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America. 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2013.

60 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The accounting policies adopted in the preparation of the interim financial information are consistent with those followed in the preparation of the Group’s annual financial statements for the year ended 31 December 2013, except for the adoption of the following new and revised IFRSs as of 1 January 2014: IFRS 10, IFRS 12 and Amendments to IFRS 10, IFRS 12 and IAS 27 — Investment IAS 27 Amendments Entities IAS 32 Amendments Amendments to IAS 32 Financial Instruments: Presentation — Offsetting Financial Assets and Financial Liabilities IAS 36 Amendments Amendments to IAS 36 Impairment of Assets — Recoverable Amount Disclosures for Non-Financial Assets IAS 39 Amendments Amendments to IAS 39 Financial Instruments: Recognition and Measurement — Novation of Derivatives and Continuation of Hedge Accounting IFRIC 21 Levies The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the interim financial information and there have been no significant changes to the accounting policies applied in the interim financial information. 2.3 IMPACT OF ISSUED BUT NOT YET EFFECTIVE IFRSs The Group has not early adopted the new and revised IFRSs that have been issued, but are not yet effective. 2.4 SEGMENT REPORTING The Group currently operates in one business segment, namely, the management of its casino and hotel resort in Macau. A single management team reports to the chief operating decision- maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

61Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 3. OTHER OPERATING EXPENSES For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) (unaudited) (unaudited) Gaming promoters’ commissions 993,699 1,002,367 Royalty fees 638,904 596,444 Cost of sales 240,409 270,334 Advertising and promotions 153,924 115,741 Corporate support services and other 101,641 78,460 Utilities and fuel 95,736 91,908 Repairs and maintenance expense 79,426 56,731 Operating supplies and equipment 78,695 71,890 Operating rental expenses 26,281 15,095 Other support services 17,707 27,398 Auditors’ remuneration 1,904 2,065 (Reversal of provision) provision for doubtful accounts, net (61,495) 12,077 Other 131,838 118,464 2,498,669 2,458,974

62 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 4. FINANCE REVENUES For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest income from: Available-for-sale investments — listed — 2,592 — unlisted 215 1,024 Cash at banks 73,680 58,033 73,895 61,649 5. FINANCE COSTS For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest expense for: Bank loans wholly repayable within 5 years 71,549 — Bank loans not wholly repayable within 5 years — 60,465 Senior notes not wholly repayable within 5 years 207,804 — Interest rate swaps wholly repayable within 5 years 15,126 14,399 Land lease premium wholly payable within 5 years 13,828 19,286 Other payments wholly payable within 5 years 2,424 2,528 Imputed interest expense on other payable 14,225 15,446 Bank fees for unused facilities 36,804 39,162 Amortization of debt financing costs 40,874 35,382 Less: capitalized interest (106,940) (27,476) 295,694 159,192 For the six months ended 30 June 2014, interest was capitalized using a weighted average rate of 4.45% (six months ended 30 June 2013: 5.25%).

63Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 6. INCOME TAX EXPENSE The major components of income tax expense for the six months ended 30 June 2014 and 2013 were: For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) (unaudited) (unaudited) Income tax expense: Current — overseas 7,524 7,524 Deferred — overseas 4,957 — 12,481 7,524 No provision for Hong Kong profit tax for the six months ended 30 June 2014 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2013: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2013: 12%). For the six months ended 30 June 2014, the tax provision of HK$7.5 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2013: HK$7.5 million) and a deferred tax expense of HK$5.0 million resulting from an increase in its deferred tax liability (six months ended 30 June 2013: Nil). Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”). On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$436.4 million in such tax for the six months ended 30 June 2014 (six months ended 30 June 2013: HK$399.1 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

64 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 6. INCOME TAX EXPENSE (continued) In June 2009, WRM entered the WRM Shareholder Dividend Tax Agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The term of this agreement was five years, which coincided with the Tax Holiday which began in 2006. In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administrative Region for each of the years 2011 through 2015. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2009 to 2013 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (The “Financial Services Bureau”). In March 2013, the Financial Services Bureau commenced an examination of the 2009, 2010 and 2011 Macau Complementary Tax returns for WRM. Since the examination is in its initial stage, the Group is unable to determine if it will conclude within the next 12 months. The Group believes that its liability for uncertain tax positions is adequate with respect to these years. In January 2013, the Financial Services Bureau examined the 2009 and 2010 Macau Complementary Tax returns of Palo. The examination resulted in no change to the tax returns. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As of 30 June 2014 and 31 December 2013, the Group has unrecognized tax losses of HK$2.1 billion (31 December 2013: HK$1.8 billion) and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

65Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share for the six months ended 30 June 2014 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,187,704,033 in issue during the period (six months ended 30 June 2013: 5,187,550,000). The calculation of diluted earnings per Share for the six months ended 30 June 2014 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of 5,188,732,699 Shares (six months ended 30 June 2013: 5,188,002,997); including 5,187,704,033 Shares in issue during the period (six months ended 30 June 2013: 5,187,550,000) plus 1,028,666 (30 June 2013: 452,997) dilutive potential Shares arising from the exercise of share options. 8. DIVIDENDS PAID AND PROPOSED For the Six Months Ended 30 June 2014 2013 HK$ HK$ (in thousands) (unaudited) (unaudited) Dividends declared and paid: Final dividend for 2013: HK$0.98 per Share (2012: HK$1.24 per Share) 5,084,179 6,432,562 Dividends declared (not recognized as a liability as at 30 June ): Interim dividend for 2014: HK$ 0.70 per Share (2013: HK$0.50 per Share) 3,636,814 2,593,775 The 2013 final dividend was approved by the Shareholders on 16 May 2014 and paid during the six months ended 30 June 2014. On 21 August 2014, the Board declared the 2014 interim dividend based on 5,195,449,000 Shares as at 21 August 2014.

66 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 9. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS For the six months ended 30 June 2014, the Group incurred HK$3.3 billion (six months ended 30 June 2013: HK$1.5 billion) on additions of property and equipment and construction in progress. The Group has disposed of property and equipment and construction in progress with a net carrying amount of HK$101.4 million (six months ended 30 June 2013: HK$23.6 million). 10. TRADE AND OTHER RECEIVABLES Trade and other receivables consist of the following as at 30 June 2014 and 31 December 2013: As at 30 June 2014 As at 31 December 2013 HK$ HK$ (in thousands) (unaudited) (audited) Casino 555,197 486,954 Hotel 4,916 665 Retail leases and other 189,033 232,642 749,146 720,261 Less: allowance for doubtful accounts (105,287) (163,902) Total trade and other receivables, net 643,859 556,359

67Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 10. TRADE AND OTHER RECEIVABLES (continued) An aged analysis of trade and other receivables is as follows: As at 30 June 2014 As at 31 December 2013 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 205,906 170,675 31 to 60 days 237,266 165,814 61 to 90 days 72,836 123,141 Over 90 days 233,138 260,631 749,146 720,261 Less: allowance for doubtful accounts (105,287) (163,902) Net of allowance for doubtful accounts 643,859 556,359 Substantially all of the trade and other receivables as at 30 June 2014 and 31 December 2013 were repayable within 14 days.

68 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 11. ACCOUNTS PAYABLE During the six months ended 30 June 2014 and 2013, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows: As at 30 June 2014 As at 31 December 2013 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 1,369,256 1,698,108 31 to 60 days 22,837 53,973 61 to 90 days 10,316 5,722 Over 90 days 60,591 52,624 1,463,000 1,810,427 12. OTHER PAYABLES AND ACCRUALS Other payables and accruals consist of the following as at 30 June 2014 and 31 December 2013: As at 30 June 2014 As at 31 December 2013 HK$ HK$ (in thousands) (unaudited) (audited) Current Gaming taxes payable 1,012,479 1,471,397 Outstanding chip liabilities 3,064,503 3,442,012 Customer deposits 1,079,548 1,230,927 Donation payable 77,670 77,670 Other liabilities 562,306 363,490 5,796,506 6,585,496 Non-current Donation payable 421,979 485,424 6,218,485 7,070,920

69Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 13. INTEREST-BEARING BORROWINGS As at 30 June 2014 As at 31 December 2013 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans, secured (a) 7,388,531 7,389,170 Senior notes, unsecured (b) 10,506,868 4,652,505 17,895,399 12,041,675 Less: debt financing costs, net (368,870) (358,214) Portion classified as non-current 17,526,529 11,683,461 The borrowings are repayable as follows: As at 30 June 2014 As at 31 December 2013 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans: (a) In the second to fifth years, inclusive 7,388,531 7,389,170 Less: debt financing costs, net (252,533) (289,560) 7,135,998 7,099,610 Senior notes: (b) After the fifth years 10,506,868 4,652,505 Less: debt financing costs, net (116,337) (68,654) 10,390,531 4,583,851 Total 17,526,529 11,683,461

70 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2014

13. INTEREST-BEARING BORROWINGS (continued)

Notes:

(a) **Bank loans, secured**

The Wynn Macau Credit Facilities total HK$19.5 billion equivalent, consisting of a HK$7.4 billion equivalent fully funded senior term loan facility and a HK$12.1 billion equivalent senior revolving credit facility.

The HK$7.4 billion equivalent term loan facility matures in July 2018 with the principal amount to be repaid in two installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities bear interest at a rate of LIBOR or HIBOR plus a margin of between 1.75% and 2.50% based on WRM's leverage ratio.

As at 30 June 2014, the Group had approximately HK$12.1 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities.

(b) **Senior notes, unsecured**

On 20 March 2014, the Company issued 5.25% fixed rate, unsecured senior notes due 2021 for an aggregate principal amount of US$750 million (approximately HK$5.9 billion), which were consolidated to form a single series with the then existing US$600 million (approximately HK$4.7 billion) 5.25% fixed rate, unsecured senior notes due 2021. The WML 2021 Additional Notes have the same terms and conditions as those of the WML 2021 Notes save for the issue date and purchase price, and are also listed on the Hong Kong Stock Exchange. The Company received net proceeds of US$749 million (approximately HK$5.8 billion) from the offering of the WML 2021 Additional Notes after including the premiums and deducting the commissions and expenses of the offering and excluding the receipt of accrued interest. The Company will use the net proceeds for working capital and general corporate purposes.

14. COMMITMENTS

Operating lease commitments – Group as lessee

	As at 30 June 2014 HK$	As at 31 December 2013 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**73,198**	50,546
After one year but not more than five years	**220,108**	144,834
More than five years	**225,181**	216,342
	518,487	411,722

71Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 14. COMMITMENTS (continued) Operating lease commitments – Group as lessor As at 30 June 2014 As at 31 December 2013 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 289,410 271,575 After one year but not more than five years 676,731 732,571 966,141 1,004,146 Capital commitments As at 30 June 2014 As at 31 December 2013 HK$ HK$ (in thousands) (unaudited) (audited) Contracted, but not provided for 14,964,357 17,310,932 Authorized, but not contracted for 5,513,800 5,628,837 20,478,157 22,939,769

72 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 14. COMMITMENTS (continued) Other services commitments As at 30 June 2014 As at 31 December 2013 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 179,647 142,102 After one year but not more than five years 214,190 188,012 More than five years 2,986 — 396,823 330,114 As at 30 June 2014, the Group was committed to purchases for operating items totaling HK$115.9 million (31 December 2013: HK$141.6 million). 15. LITIGATION The Group does not have any material litigation outstanding as at 30 June 2014 and 31 December 2013.

73Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 16. RELATED PARTY DISCLOSURES As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand. The Group had the following material transactions with related companies: For the Six Months Ended 30 June Name of Related Company Relation to the Company Primary Nature of Transactions 2014 HK$ 2013 HK$ (in thousands) (unaudited) (unaudited) Wynn Resorts, Limited Ultimate parent company Royalty fees (i) 638,904 596,444 Wynn Resorts, Limited Ultimate parent company Corporate support services (ii) 96,890 73,608 Wynn Resorts, Limited Ultimate parent company Share-based payment expenses 24,182 14,942 WIML Subsidiary of Wynn Resorts, Limited International marketing expenses (iii) 14,289 24,732 Worldwide Wynn Subsidiary of Wynn Resorts, Limited Staff secondment payroll charges (iv) 60,278 44,000 Wynn Design & Development Subsidiary of Wynn Resorts, Limited Design/ development payroll (v) 79,858 40,130 Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited Airplane usage charges (ii) 4,809 5,693

74 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 16. RELATED PARTY DISCLOSURES (continued) Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing connected transactions. Notes: (i) Royalty fees The license fee payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the Intellectual Property, as defined and (2) US$1.5 million (approximately HK$11.6 million) per month. (ii) Corporate support services The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the Group’s project in Cotai. A service fee is charged at cost incurred by Wynn Design & Development to the Group for the services provided.

75Interim Report 2014 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2014 16. RELATED PARTY DISCLOSURES (continued) The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2014 and 2013. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature. Home Purchase In May 2010, Worldwide Wynn entered into a new employment agreement with Ms. Linda Chen, who is also a director of Wynn Macau, Limited. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2014, the net carrying amount of the house together with improvements and its land lease right was HK$61.7 million (31 December 2013: HK$63.9 million). 17. EVENT AFTER THE REPORTING PERIOD On 30 June 2014, the Company approved and adopted the employee ownership scheme with the purpose of aligning the employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant a mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the Relevant Period (as defined in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. As at 30 June 2014, no awards were granted to those individuals selected to participate in the employee ownership scheme. The Company issued a total of 7,511,000 Shares on 16 July 2014 for the initial grant of share awards to 7,511 eligible participants under the employee ownership scheme. Subject to the conditions of the grant of award, the awards are anticipated to vest in two equal tranches on 3 April 2017 and 2 April 2018, respectively.

76 Wynn Macau, Limited Definitions “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 of the Listing Rules “Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “Director(s)” the director(s) of our Company “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group,” “we,” “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “HIBOR” Hong Kong Interbank Offered Rate

77Interim Report 2014 Definitions “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing Rules” the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” or “NASDAQ Stock Market” National Association of Securities Dealers Automated Quotations

78 Wynn Macau, Limited Definitions “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM “PRC”, “China” or mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this report, references in this report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly owned subsidiary of Wynn Resorts, Limited

79Interim Report 2014 Definitions “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc. “WML 2021 Notes” the US $600 million (approximately HK$4.7 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 “WML 2021 Additional Notes” the additional US$750 million (approximately HK$5.9 billion) 5.25% senior notes due 2021 that were issued by the Company on 20 March 2014 and were consolidated to form a single series with the WML 2021 Notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreements entered into during June 2009 and July 2011, each for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

80 Wynn Macau, Limited Definitions “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Palace” a full-scale integrated resort which we are constructing on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement “Wynn Las Vegas, LLC” a destination casino resort owned by Wynn Resorts, Limited and its subsidiaries (excluding the Group), located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities “Wynn Macau Credit Facilities” together, the HK$7.4 billion (equivalent) fully-funded senior term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM as subsequently amended from time to time and, refinanced on 31 July 2012 and upsized on 30 July 2013 “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

81Interim Report 2014 Glossary “Adjusted Average Daily Rate” Adjusted average daily rate which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms “Adjusted REVPAR” Adjusted revenue per available room which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available “casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and in accordance with IFRS “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period “drop” the amount of cash and promotional coupons deposited in a gaming table’s drop box that serves as a repository for cash and promotional coupons “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming revenue” or “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions

82 Wynn Macau, Limited Glossary “gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions “gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or player who participates in Wynn Macau’s In- house VIP Program or in the VIP program of any of our gaming promoters “VIP table games turnover” turnover resulting from VIP table games only

201 4 Interim Repor t 中期報告 2014 Interim Report 中期報告 Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com